                                                                     EXHIBIT 2.4




                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 31st day of January, 2004, by and among OPUS RESOURCE GROUP, INC., a Colorado corporation ("OPUS"); BLASTGARD TECHNOLOGIES, INC., a Florida corporation ("BTI"); and the shareholders of BTI identified on the signature page hereto ("BTI Shareholders").

                                    RECITALS

         WHEREAS, BTI Shareholders own 100% of the issued and outstanding common stock of BTI.

         WHEREAS, OPUS desires to acquire all of the issued and outstanding common stock of BTI owned by BTI Shareholders, and BTI Shareholders desire to exchange all of their shares of common stock in BTI for an aggregate of 91 million shares of OPUS restricted common stock.

         WHEREAS, as a result of the above-referenced transactions, OPUS will own 100% of the outstanding stock of BTI, making BTI a wholly-owned subsidiary of OPUS.

         WHEREAS, the parties desire that upon execution of this Agreement, the current officers and directors of OPUS shall resign, and the current officers and directors BTI shall become the officers and directors of OPUS.

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, OPUS, BTI and BTI Shareholders agree as follows:

1. THE REORGANIZATION.

         1.1 Acquisition. At the Closing (as defined in section 3, below), OPUS shall acquire from BTI Shareholders and BTI Shareholders shall sell, transfer, assign and convey to OPUS 100% of all the issued and outstanding shares of common stock of BTI (the "BTI Shares"), in exchange for 91 million shares of OPUS's common stock (the "OPUS Shares"). OPUS shall cause to be issued 91 million shares to BTI Shareholders immediately upon execution of this Agreement. The OPUS Shares to be issued to BTI Shareholders shall have the rights, restrictions and privileges set forth in OPUS's Articles of Incorporation and in the stock certificates therefor. Upon the Closing, BTI shall become a wholly-owned subsidiary of OPUS.

         1.2 Taxes. It is the intent of the parties that this reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of OPUS Shares for the BTI Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that it has relied solely on the opinions or advice of its own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or its professional advisors in any way with respect to the tax consequences of this transaction.

2. CHANGE IN MANAGEMENT OF OPUS

         2.1 Change in Management of OPUS. At Closing, the current officers and directors of Opus, Robert P. Gordon, Paul W. Henry, Joseph R. King, and John P. Kelly, shall resign as officers and directors of OPUS, and John L. Waddell, Jr., James F. Gordon and Michael J. Gordon shall be appointed to serve as the officers and directors of OPUS until their successors are duly elected at the next meeting of shareholders (hereafter identified as the "BTI Management Team"). Following Closing, the BTI Management Team shall determine the terms for employment agreements with the new officers.

         2.2 Change in Control. The parties contemplate that OPUS will file a current report on Form 8-K within 5 days following execution of this Agreement to report the change in control, the acquisition of assets and the change in management resulting from the transaction.

3. CLOSING. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall be deemed to take place upon execution of this Agreement by all of the parties hereto, whereupon the BTI Shareholders shall be deemed to have accepted delivery of the certificates of OPUS Shares to be issued in their names, and in connection therewith, shall make delivery of their BTI Shares to OPUS.

         3.1 Delivery of Shares. Upon execution of this Agreement, BTI Shareholders shall deliver their respective certificates and/or other documents representing the BTI Shares duly endorsed in blank, free and clear of all claims and encumbrances, to OPUS, and OPUS shall issue and deliver the OPUS Shares to the BTI Shareholders. The OPUS Shares shall be duly issued in the name of the BTI Shareholders, and shall be duly recorded on the books and records of OPUS. The names of the BTI Shareholders and their respective addresses, and the number of shares that will be issued to each respective BTI Shareholder is set forth on the signature page hereto.

         3.2 Closing Requirements. Subsequent to Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. It is contemplated that within ten (10) business days after the date of this Agreement, the following documents shall have been delivered and the following activities shall have taken place, all of which shall be deemed to have occurred contemporaneously at the Closing:

         (a) the securities to be delivered pursuant to Section 3.1 have been delivered to the respective parties, duly endorsed or issued as the case may be;

         (b) delivery of all corporate records of OPUS to the BTI Management Team, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, check books, bank accounts, corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested;

         (c) copies of resolutions by BTI's Board of Directors authorizing this Agreement;

         (d) copies of resolutions by OPUS's Board of Directors authorizing this Agreement; and

         (e) the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein.

         3.3 Ancillary Documents. In addition to the documents required by
Section 3.2, the following ancillary documents shall be executed and delivered by the respective parties at Closing:

         (a) Robert P. Gordon shall execute and deliver a pledge agreement pledging 500,000 shares (100,000 post-split shares) of common stock of OPUS owned by him, to serve as collateral security to pay any contingent or undisclosed liabilities that OPUS may be required to pay that have not been disclosed in a schedule to this Agreement, and further agrees to indemnify and defend OPUS against any such claims. The term of the pledge shall be two years, and Michael J. Gordon shall serve as the escrow agent.

         3.4 Post-Closing Transactions.The BTI Management Team shall use its best efforts to complete the following transactions promptly after Closing:

         (a) OPUS shall complete a pending private placement of 1,000,000 shares of restricted common stock for $200,000 in gross proceeds.

         (b) OPUS shall adopt a new stock plan covering 3,600,000 shares of common stock, which shall be issued as compensation to persons who shall provide specific consulting and advisory services after Closing to Opus and BTI, pursuant to a schedule to be agreed upon at Closing.

         (c) OPUS shall file a Form 8-K, including all required financial statements that are required under applicable federal securities laws to report this transaction, as well as the Form 10-KSB for the year ended December 31, 2003.

         (d) As soon as OPUS is eligible to do so under applicable federal securities laws, OPUS shall file a registration statement to register the shares covered by the new stock plan described in Section 3.4(b), above.

         (e) OPUS shall hold a shareholders meeting to (i) change the name of the corporation to BlastGard International, Inc., and (ii) approve a reverse split of the outstanding common stock on a 5:1 basis.

         (f) Following the effective date of the reverse split described in
Section 3.4(e), OPUS shall raise $2.25 million in equity financing on terms acceptable to the BTI Management Team.

4. REPRESENTATIONS OF BTI SHAREHOLDERS AND BTI. BTI represents and warrants, and to the best knowledge of the BTI Shareholders, the BTI Shareholders hereby represent and warrant, that effective this date, the representations and warranties listed below are true and correct:

         4.1 Organization. BTI is a company duly organized, validly existing and in good standing under the laws of the State of Colorado, with full power and authority to own and use its properties and conduct its business as presently conducted by it. BTI shall furnish OPUS with copies of the Articles of Incorporation and the Bylaws of BTI, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

         4.2 Capitalization. The authorized stock of BTI consists of (a) 50,000,000 shares of common stock authorized, par value $.001 per share, 1,000,000 of which are issued and outstanding. All of the issued and outstanding equity securities of BTI are duly and validly authorized and issued and are fully paid and non-assessable. BTI does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity securities of BTI; nor is BTI under any obligation, whether written or oral, to issue any of its securities.

         4.3 Authority. BTI has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by BTI and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Association, as amended, or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which BTI is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of BTI, considered as a whole. BTI has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of BTI and BTI Shareholders enforceable against them in accordance with its terms.

         4.4 BTI Shareholders. BTI Shareholders are the owners of 100% of the issued and outstanding common stock of BTI. Such BTI Shares are free and clear from any security interests, claims, liens, or other encumbrances and BTI Shareholders have the unqualified right to transfer and dispose of their BTI Shares.

         4.5 Due Diligence. BTI shall furnish to OPUS copies of all documents requested by OPUS. No due diligence investigations undertaken by OPUS shall in any event relieve BTI or BTI Shareholders of their responsibilities for the accuracy and completeness of any representation or warranty of BTI or of BTI Shareholders contained herein or the performance of any covenant or agreement of BTI or of BTI Shareholders contained herein.

         4.6 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by BTI and BTI Shareholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

         4.7 Undisclosed Liabilities. Except as set forth on Schedule 4.7, BTI has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except as disclosed herein or on the financial statements to be provided and those incurred in or as a result of the ordinary course of business of BTI subsequent to the date of the financial statements.

         4.8 Assets. Except as set forth on Schedule 4.8, the assets of BTI have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in its financial statements.

         4.9 Litigation. BTI is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of BTI and BTI Shareholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against BTI, its shareholders or properties.

         4.10 Applicable Laws. BTI has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         4.11 Taxes. BTI has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and BTI, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

         4.12 Breach of Contracts. BTI has not breached, nor is there any pending or threatened claims or any legal basis for a claim that BTI has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which BTI is subject.

         4.13 BTI Disclosure. At the date of this Agreement, BTI has disclosed all events, conditions and facts materially affecting the business and prospects of BTI. BTI has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of BTI.

         4.14 Shareholder Disclosure. BTI Shareholders hereby represent that the materials prepared and delivered by OPUS to BTI Shareholders will have been read and understood by BTI Shareholders, that each is familiar with the business of OPUS, that each is acquiring the OPUS Shares under Section 4(2) of the Securities Act of 1933, (the "Act"), commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except if duly registered or transferred in reliance upon an exemption under the Act.

5. REPRESENTATIONS OF OPUS. OPUS hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

         5.1 Organization. OPUS is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with full power and authority to own and use its properties and conduct its business as presently conducted by it. OPUS is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. OPUS has made available to BTI Shareholders copies of the Articles of Incorporation and the Bylaws of OPUS, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

         5.2 Capitalization. The authorized stock of OPUS consists of (a) 100,000,000 shares of common stock authorized, $.001 par value, 4,396,903 of which are issued and outstanding and (b) 1,000 shares of preferred stock, $.001 par value, none of which have been issued. All of the issued and outstanding equity securities of BTI are duly and validly authorized and issued and are fully paid and non-assessable. At the time of their issuance and delivery pursuant to this Agreement, all OPUS Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and nonassessable. Except as set forth on Schedule 5.2, OPUS does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity securities of stock of OPUS; nor is OPUS under any obligation, whether written or oral, to issue any of its securities.

         5.3 Authority. OPUS has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by OPUS and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of OPUS or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which OPUS is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of OPUS, considered as a whole. OPUS has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of OPUS enforceable against it in accordance with its terms.

         5.4 Due Diligence. OPUS has furnished to BTI Shareholders copies of all documents requested by BTI Shareholders. No due diligence investigations undertaken by BTI Shareholders shall in any event relieve OPUS or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of OPUS contained herein or the performance of any covenant or agreement of OPUS contained herein.

         5.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by OPUS of its obligations under this Agreement and its performance of the transactions contemplated hereby, except that certain governmental agencies must be notified, as stated in Section 2.2 above.

         5.6 Litigation. OPUS is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of OPUS, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against OPUS, its shareholders or properties.

         5.7 Applicable Laws. OPUS has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         5.8 Breach of Contracts. OPUS has not breached, nor is there any pending or threatened claims or any legal basis for a claim that OPUS has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which OPUS is subject.

         5.9 Taxes. Except as set forth on Schedule 5.9, OPUS has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and OPUS, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. OPUS will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date of this Agreement.

         5.10 OPUS Disclosure. At the date of this Agreement, OPUS has disclosed all events, conditions and facts materially affecting the business and prospects of OPUS. OPUS has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of OPUS.

         5.11 Undisclosed Liabilities. Except as set forth on Schedule 5.11 or as disclosed in its periodic reports filed with the SEC, OPUS has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

         5.12 SEC Reporting. OPUS is current in its requirements to file periodic reports with the SEC. OPUS will use its best efforts to remain current in its periodic reports required to be filed with the SEC.

6. AUDIT.

         6.1 Audit of BTI Financial Statements. Within 75 days after Closing, BTI shall obtain and deliver to OPUS an audit of BTI financial statements and any other financial statements which may be required by Regulations S-X or S-B for purposes of complying with the Securities Act of 1933 and the Securities Exchange Act of 1934. OPUS shall assist BTI and its auditors as reasonably requested.

7. MUTUAL COVENANTS OF THE PARTIES. OPUS, BTI and BTI Shareholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

8. RESTRICTIONS ON TRANSFER OF SHARES. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

9. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two
(2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. MISCELLANEOUS.

         10.1 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

         10.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         10.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be effective when hand-delivered or upon delivery if sent by commercial courier service such as Federal Express or Airborne or on the day of delivery or first attempted delivery if sent by first class, postage prepaid, certified United States mail, return receipt requested (whether or not the return receipt is subsequently received), and addressed by the sender to the addresses as designated on the signature page hereof.

         10.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.5 Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

         10.6 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

         10.7 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         10.8 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

         10.9 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of its respective counsel.

         10.10 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         10.11 Counterparts and Facsimile Signatures. This Agreement and any exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


OPUS RESOURCE GROUP, INC.

By:/s/ Robert P. Gordon
   ---------------------------------
     Robert P. Gordon, CEO

OPUS address:
1949 - 5th St. N.
St. Petersburg, FL  33704


BLASTGARD TECHNOLOGIES, INC.


By:/s/ James F. Gordon
   ---------------------------------
     James F. Gordon, CEO

BTI address:
12900 Automobile Blvd., Suite D
Clearwater, FL  33762


BTI SHAREHOLDERS:


[SIGNATURE PAGE FOLLOWS]

BTI SHAREHOLDERS:


NAME                                             NO. OF BTI SHARES              NO. OF OPUS SHARES
(ADDRESS PROVIDED SEPARATELY)                    TO BE EXCHANGED                TO BE RECEIVED (PRE-SPLIT)


/s/ James F. Gordon
------------------------------------
James F. Gordon                                        272,000                         24,752,000


/s/ John L. Waddell, Jr.
------------------------------------
John L. Waddell, Jr                                    272,000                         24,752,000


/s/ Michael J. Gordon
------------------------------------
Michael J. Gordon                                      136,000                         12,376,000


/s/ Robert P. Gordon
------------------------------------
Robert P. Gordon                                        57,000                          5,187,000


/s/ William Bossung
------------------------------------
NB Holdings                                             85,000                          7,735,000


/s/ William Palla
------------------------------------
Commonwealth Partners NY LLC                            57,000                          5,187,000


/s/ James Lyons
------------------------------------
James Lyons                                             57,000                          5,187,000


/s/ James Zimbler
------------------------------------
James Zimbler                                           57,000                          5,187,000


/s/ Paul W. Henry
---------------------------
Paul W. Henry                                            7,000                            637,000

============================

As permitted by Rule 601 of Regulation S-B, the following schedules have been omitted but will be provided to the Commission upon request:

         Schedule 4.7
         Schedule 4.8
         Schedule 5.2
         Schedule 5.9
         Schedule 5.11